UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2009

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-32507 (Commission File Number)	88-0345961 (IRS Employer Identification No.)
3400 Peachtree Road, Suite 111 Atlanta, Georgia (principal executive offices)	30326 (Zip Code)

(404) 421-1844
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2009, the board of directors of EGPI Firecreek, Inc. (the “Registrant”) appointed Garrett Sullivan as a director.  Mr. Sullivan was appointed to fill a new position on the Registrant’s board of directors, created when the board increased its members to 9 as permitted in accordance with the bylaws of the Registrant by the vote of 2/3rds of its members.

Over the years, Mr. Sullivan held various positions with DuPont Chemicals and UniRoyal on both national and international levels. His experience includes running a textile and paper manufacturing facility and serving as President of HT&T a hospital television and call system company owned by Philips of Holland.

Mr. Sullivan served as both as President and then Vice Chairman of Applied Digital Solutions Inc. through 2001.

Mr. Sullivan earned a Bachelor of Arts degree from Boston University, and an MBA from Harvard University.

There have been no, and there are no currently proposed, transactions in which the Registrant was or is to be a participant and in which either Mr. Sullivan or any related person had or will have a direct or indirect material interest.  The terms “transactions,” “related person,” and “direct or indirect material interest” have the meanings afforded those terms under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

There are no arrangements or understandings between Mr. Sullivan and any other persons, pursuant to which Mr. Sullivan was selected as a director;

The Registrant has not yet determined the committees of the board of directors to which Mr. Sullivan will be appointed.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Sullivan is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to Mr. Sullivan or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Identification of Exhibit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2009	EGPI FIRECREEK, INC.

	By:	/s/ Dennis R. Alexander
Dennis R. Alexander, Chief Executive Officer